Exhibit (k)(iii)

John Hancock Investment Management LLC 200 Berkeley Street Boston, MA 02116

January 14, 2026

To the Trustees of

John Hancock Marathon Asset-Based Lending Fund

200 Berkeley Street

Boston, MA 02116

Re:	Expense Limitation Letter Agreement

With reference to the Advisory Agreement approved by the Board and entered into by and between John Hancock Investment Management LLC (the “Adviser”) and John Hancock Marathon Asset-Based Lending Fund (the “Fund”), we hereby notify you as follows:

1. The Adviser agrees to contractually waive its advisory fees or, to the extent necessary, reimburse other expenses of the Fund as set forth in Appendix A hereto.

2. We understand and intend that the Fund will rely on this undertaking in overseeing the preparation and filing of Post-effective Amendments to the Registration Statement on Form N-2 for the Fund with the Securities and Exchange Commission, in accruing the Fund’s expenses for purposes of calculating its net and gross asset value per share, and for other purposes permitted under Form N-2 and/or the Investment Company Act of 1940, as amended, and we expressly permit the Fund so to rely.

Very truly yours,

JOHN HANCOCK INVESTMENT MANAGEMENT LLC

By:	/s/ Philip J. Fontana
Philip J. Fontana
Vice President

Agreed and Accepted

on behalf of JOHN HANCOCK MARATHON ASSET-BASED LENDING FUND

By:	/s/ Fernando Silva
Fernando Silva
Chief Financial Officer

A copy of the document establishing the Fund as a Massachusetts Business Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by the officer in his capacity as such and not as an individual and is not binding upon any of the Trustees, officers or shareholders of the Fund individually but only upon the assets of the Fund.

APPENDIX A

Fund Level Contractual Limitation on Fund Level Expenses

For purposes of this Appendix:

The Adviser contractually agrees to reduce its management fee for the Fund or, if necessary, make payment to the Fund, in an amount equal to the amount by which the “Expenses” of the Fund incurred in the ordinary course of the Fund’s business exceed the percentage of average net assets1 (on an annualized basis) of the Fund as set forth in the table below. “Expenses” means all the expenses of the Fund, including (a) administrative fees; (b) custody and accounting fees; (c) audit fees; (d) legal fees; (e) independent trustee fees; (f) valuation fees; (g) blue sky fees; (h) insurance premiums; (i) printing costs; (j) registration and filing expenses; (k) organizational and offering expenses; (l) transfer agent fees and service fees; and (m) other miscellaneous ordinary expenses, but excluding (1) advisory and incentive fees, (2) interest expense, (3) 12b-1 fees; (4) any cashiering or other investment servicing fees; (5) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the business of the Fund; (6) taxes; (7) short dividends, (8) Acquired Fund Fees and Expenses; 2 (9) class specific expenses; (10) portfolio brokerage commissions; (11) expenses related to, or incurred by, special purpose vehicles or other subsidiaries of the Fund held directly or indirectly by the Fund; (12) expenses, including legal expenses, related to investments of the Fund; (13) expenses, including legal expenses, related to co-investment transactions involving the Fund.

The current expense limitation agreement expires on the date specified, unless renewed by mutual agreement of the Fund and the Adviser based upon a determination that this is appropriate under the circumstances at that time.

Fund	Limit on Fund Level Expenses	Expiration Date of Expense Limit
John Hancock Marathon Asset-Based Lending Fund	0.60%	April 30, 2027

[1]	The Fund’s average net assets for this purpose shall be calculated based on the same frequency as the calculation of the Fund’s net asset value (e.g., monthly or daily, as applicable).
[2]	“Acquired Fund Fees and Expenses” are based on indirect net expenses associated with the Fund’s investments in underlying investment companies.

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